Exhibit 99.1

National CineMedia, Inc. Appoints Juliana F. Hill
To Its Board of Directors

CENTENNIAL, Colo. - August 21, 2020 - National CineMedia, Inc. (NASDAQ: NCMI), the managing member and owner of 48.0% of National CineMedia, LLC (NCM LLC), the largest cinema advertising network in the U.S., today announced that Juliana F. Hill has been appointed to its Board of Directors. She has also been appointed by the Board to serve as a member of the Audit Committee.

Hill brings her extensive financial, media industry, and outdoor advertising expertise to NCM, following a long career in finance with iHeartMedia, Inc. (formerly Clear Channel Communications, Inc.), the #1 audio company in the United States. From 2013 to 2019, Hill served as iHeartMedia’s Senior Vice President of Liquidity and Asset Management, and also led a steering committee for the separation of iHeart’s subsidiary, Clear Channel Outdoor Holdings. From 2000 to 2010, she worked as iHeartMedia’s Senior Vice President of Finance, where she created and managed the finance, corporate development and treasury functions during a period of high growth, including the company’s mergers with AMFM, Inc. and SFX Entertainment. Hill joined the company in 1999 as Vice President of Finance/Strategic Development. Prior to joining iHeartMedia, Hill was an associate in US West Communications, Inc.’s executive development program, and an audit manager at Ernst & Young LLP. Hill is currently the owner of JFH Consulting, which provides financial and strategic advisory services. She holds a B.S. in accounting from Trinity University, an M.B.A. from the Kellogg School of Management, Northwestern University, and is a certified public accountant.

Hill was appointed to the National CineMedia, Inc. Board of Directors to fill the vacancy created by the death of Mr. David R. Haas, and is an independent director.

Commenting on Hill's appointment, National CineMedia, Inc. Board Chairman Mark B. Segall said, “Julie’s extensive financial career experience and her perspective on the media industry make her a very valuable addition to our NCM Board. She saw Clear Channel and iHeartMedia through many stages in the company’s growth, and I look forward to working together with her in NCM’s evolution and growth, particularly as America is poised to return to the big screen and we get back to the business of uniting brands with the power of movies.”

About National CineMedia, Inc.

National CineMedia (NCM) is America’s Movie Network. As the largest cinema advertising network in the U.S., we unite brands with the power of movies and engage movie fans anytime and anywhere. NCM’s Noovie pre-show is presented exclusively in 56 leading national and regional theater circuits including AMC Entertainment Inc. (NYSE:AMC), Cinemark Holdings, Inc. (NYSE:CNK) and Regal Entertainment Group (a subsidiary of Cineworld Group PLC, LON: CINE). NCM’s cinema advertising network offers broad reach and unparalleled audience engagement with over 20,900 screens in over 1,700 theaters in 190 Designated Market Areas® (all of the top 50). NCM Digital goes beyond the big screen, extending in-theater campaigns into online and mobile marketing programs to reach entertainment audiences. National CineMedia, Inc. (NASDAQ:NCMI) owns a 48.0% interest in, and is the managing member of, National CineMedia, LLC. For more information, visit www.ncm.com and www.noovie.com.

Contact:
INVESTOR CONTACT:
Ted Watson
800-844-0935
investors@ncm.com
MEDIA CONTACT:
Amy Jane Finnerty
212-931-8117
amy.finnerty@ncm.com